EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-97579, 333-89030, 333-170790, 333-122986, 333-121165, and 333-121160 on Form S-8 of our report dated August 12, 2010 (June 7, 2011, as to the effects of the discontinued operations discussed in Note 2 and to the subsequent events discussed in Note 17), relating to the financial statements of SRA International, Inc. appearing in this Current Report on Form 8-K of SRA International Inc. dated June 7, 2011.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 7, 2011